Exhibit 99.1

Company Contact:

Paul Schneider

TorreyPines Therapeutics, Inc.

858-623-5665, x125

pschneider@TPTXinc.com

TorreyPines Therapeutics Receives Notice of Non-Compliance with Nasdaq

Continued Listing Requirements

LA JOLLA, CA, April 2, 2009 –TorreyPines Therapeutics, Inc. (Nasdaq: TPTX) today announced that on March 31, 2009 it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that based on the Company’s stockholders’ equity as reported in its Annual Report on Form 10-K for the year ended December 31, 2008, the Company does not comply with the minimum stockholders’ equity requirement of $10 million for continued listing on The Nasdaq Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(3).

The Company has until April 15, 2009 to provide a specific plan to achieve and sustain compliance with all of the Nasdaq Global Market continued listing requirements, including a time frame for completion of the plan. The Nasdaq letter has no immediate effect on the listing of the Company’s common stock.

In the event that the Company receives notice that its common stock is being delisted from the Nasdaq Global Market, Nasdaq rules permit the Company to appeal any delisting determination by the Nasdaq staff to a Nasdaq Listing Qualifications Panel. Alternatively, Nasdaq may permit the Company to transfer its common stock to the Nasdaq Capital Market if it satisfies the requirements for continued listing on that market.

About TorreyPines Therapeutics

TorreyPines Therapeutics, Inc. is a biopharmaceutical company committed to providing patients with better alternatives to existing therapies through the research, development and commercialization of small molecule compounds. The company’s goal is to develop versatile product candidates each capable of treating a number of acute and chronic diseases and disorders such as migraine, acute and chronic pain, and xerostomia. The company currently has three clinical stage product candidates: two ionotropic glutamate receptor antagonists and one muscarinic receptor agonist. Further information is available at www.tptxinc.com.

This press release contains forward-looking statements or predictions. Such forward-looking statements include, but are not limited to, statements regarding the ability for TorreyPines to complete a strategic transaction, including a possible sale of the Company. Such statements are subject to numerous known and unknown risks, uncertainties and other factors, which may cause TorreyPines’

actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These and other risks which may cause results to differ are described in greater detail in the “Risk Factors” section of TorreyPines’ annual report on Form 10-K for the year ended December 31, 2008 and TorreyPines other SEC reports. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and TorreyPines undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

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